CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of:

(i)	our reports dated December 16, 2015 relating to the financial statements and financial highlights which appear in the October 31, 2015 annual reports to shareholders of Invesco Strategic Income Fund and Invesco Unconstrained Bond Fund,

(ii)	our reports dated December 23, 2015 relating to the financial statements and financial highlights which appear in the October 31, 2015 annual reports to shareholders of Invesco All Cap Market Neutral Fund, Invesco Developing Markets Fund, Invesco Emerging Markets Equity Fund, Invesco Endeavor Fund, Invesco Global Health Care Fund, Invesco Global Infrastructure Fund, Invesco Global Market Neutral Fund, Invesco Greater China Fund, Invesco Long/Short Equity Fund, Invesco Low Volatility Emerging Markets Fund, Invesco Macro International Equity Fund, Invesco Macro Long/Short Fund, Invesco Pacific Growth Fund, Invesco Select Companies Fund, Invesco Premium Income Fund, Invesco International Total Return Fund, Invesco Emerging Market Local Currency Debt Fund, Invesco MLP Fund, Invesco Balanced-Risk Allocation Fund, Invesco Balanced-Risk Commodity Strategy Fund and Invesco Global Markets Strategy Fund and

(iii)	our report dated December 30, 2015, relating to the financial statements and financial highlights which appears in the October 31, 2015 Annual Report to Shareholders of Invesco Global Targeted Returns Fund,

the twenty four funds constituting the AIM Investment Funds (Invesco Investment Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 23, 2016